UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 16, 2015

The Manitowoc Company, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices including zip code)

(920) 684-4410
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 16, 2015, the Board of Directors (the “Board”) of The Manitowoc Company, Inc. (the “Company”) appointed Jesse A. Lynn as a new member of the Board.

The Board appointed Mr. Lynn in connection with that certain Settlement Agreement (the “Agreement”), dated February 6, 2015, by and among the Company, Carl C. Icahn and various entities affiliated with Mr. Icahn (collectively, the “Icahn Group”), a full description of which is hereby incorporated by reference to the Company’s Current Report on Form 8-K dated February 6, 2015. Under the Agreement, the Company granted the Icahn Group the option to have the Board take action to increase the size of the Board by one member and to appoint one designee of the Icahn Group to serve on the Board. The Icahn Group notified the Company of its intent to exercise the option and named Mr. Lynn as its designee on April 9, 2015.

Since January 2015, Mr. Lynn has been the General Counsel for Icahn Enterprises, L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion. From September 2004 to January 2015, Mr. Lynn was Assistant General Counsel for Icahn Enterprises, L.P. Mr. Lynn has also been a director of Herbalife Ltd., a nutrition company, since April 2014. Mr. Lynn received a B.A. in 1992 from the University of Michigan and a J.D. in 1996 from the Boston University School of Law.

Mr. Lynn’s term on the Board will begin immediately. He will fill a vacancy created by an increase in the size of the Board from nine directors to ten, and his term of office will expire at the Company’s 2016 annual meeting of shareholders or upon his earlier death, resignation or removal in accordance with the Agreement. Pursuant to the Agreement, the Board has also offered Mr. Lynn a seat on the Corporate Governance Committee.

As a result of his appointment, Mr. Lynn is entitled to receive the same compensation as the Company’s other non-employee directors, as described in the Company’s Proxy Statement on Schedule 14A that was filed with the Securities and Exchange Commission on March 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: April 20, 2015	/s/ Maurice D. Jones
Maurice D. Jones
Senior Vice President, General Counsel and Secretary

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